Exhibit 5.1

Brian F. Leaf

+ 1 703 456-8053

bleaf@cooley.com

March 10, 2022

IronNet, Inc.

7900 Tysons One Place

Suite 400

McLean, VA 22102

Ladies and Gentlemen:

You have requested our opinion, as counsel to IronNet, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the issuance and sale by the Company of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), having aggregate sales proceeds of up to $175,000,000 (the “Shares”), pursuant to a Registration Statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and the related prospectus contained therein (the “Prospectus”). The Shares are to be sold by the Company in accordance with a Purchase Agreement, dated February 11, 2022, between the Company and Tumim Stone Capital LLC (the “Agreement”), as described in the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Agreement, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

We have assumed (i) that each sale of Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”), (ii) that no more than 48,503,325 Shares will be sold under the Agreement and (iii) that the price at which the Shares are sold will equal or exceed the par value of the Shares. We express no opinion to the extent that future issuances of securities of the Company and/or anti-dilution adjustments to outstanding securities of the Company cause the number of shares of Common Stock outstanding or issuable upon conversion or exercise of outstanding securities of the Company to exceed the number of Shares then issuable under the Agreement.

Our opinion herein is expressed solely with respect to the DGCL. Our opinion is based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Cooley LLP 11951 Freedom Drive, Reston, VA 20190-5656

t: (703) 456-8000 f: (703) 456-8100 cooley.com

IronNet, Inc.

Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor in accordance with the Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY LLP

By:	/s/ Brian F. Leaf
Brian F. Leaf

Cooley LLP    11951 Freedom Drive, Reston, VA 20190-5656

t: (703) 456-8000 f: (703) 456-8100 cooley.com